SECOND AMENDMENT TO DEPOSIT PROCESSING SERVICES AGREEMENT
THIS SECOND AMENDMENT TO DEPOSIT PROCESSING SERVICES AGREEMENT ("Amendment") is entered into as of this day of March, 2023 ("Effective Date") by and between Customers Bank ("Bank"), a Member of the Federal Reserve System with its principal place of business at 40 General Warren Blvd., Suite 200, Malvern, PA 19355 and BM Technologies, Inc. ("BMTX"), a Delaware corporation with its principal place of business at 201 King of Prussia Road, Suite 650, Radnor, PA 19087. BMTX and Bank are hereinafter referred to, collectively, as the "Parties," and individually each as a "Party."
RECITALS
WHEREAS, the Parties entered into the First Amendment to the Agreement on November 7, 2022, that among other modifications, extended the Term through six months following December 31, 2022,
WHEREAS, BMTX signed an Indication of Interest and is in the process of negotiating definitive agreements with a new FDIC insured sponsor bank to receive the transfer of the Higher Education (VIBE) Depositor Accounts subject to regulator approval on or before July 15, 2023,
WHEREAS, based on the foregoing developments, additional modifications to the Agreement are necessary and appropriate to more accurately reflect the relationship, roles, and responsibilities between Bank and BMTX relative to the Depositor Program subject to this Agreement,
NOW, THEREFORE, in consideration of the mutual covenants and representations contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the Parties hereto agree as follows:
1.The first sentence of Section 2.3 of the Agreement is replaced in its entirety by the following new language:
        “Specific Obligations of Bank. Bank shall perform the following obligations in accordance with the Joint Oversight Policies, Network Rules, the Depositor Agreement, and Applicable Law during the Term and shall use commercially reasonable efforts to support the transfer of the Programs, clients, and Depositor Accounts to an FDIC Durbin-Exempt sponsor bank, subject to appropriate requisite Regulatory Authority approval, in collaboration with and support of BMT and clients on the desired timeframes of not less than four full months from the date of BMT’s notice to Bank of any intended transfer.”
2.Section 7.1 of the Agreement is replaced in its entirety by the following new language:
        “Term. This Agreement shall be in full force and effect beginning on the Effective Date and shall continue in effect until the earlier of: i) The transfer of the Higher Education Program, clients, and Depositor Accounts to an FDIC insured Durbin-Exempt sponsor bank; or ii) June 30, 2024. This Agreement may be terminated prior to the end of the initial term, or any such renewal term as set forth in Section 7.2 ("Term").
3.    Section 8.1 shall be amended by substituting “120” for “180” in the first sentence.
4.    Section 10.1 of the Agreement shall be deleted in its entirety and replaced with the following:
“10.1 Indemnification by Bank. Bank shall indemnify and defend BMT and its parent, subsidiaries and affiliates, and its and their respective officers, directors, employees, and permitted assigns, against any direct damages, losses or expenses arising from any legal action, claim, demand, or proceedings brought against any of them (including reasonable attorneys’ fees) as a result of: (a) any act of gross negligence, willful misconduct, or intentional tort on the part of Bank or its agents, officers, or employees; (b) any alleged or actual material breach by Bank of this Agreement; or (c) the authorized access and use by BMT of any Marks of Bank; provided, however, that Bank shall not be liable for any losses that arise from (x) any act of gross negligence, willful misconduct, or intentional tort on the part of BMT or its agents, officers, or employees; or (y) any material breach by BMT of this Agreement, and (d) any Security Incident caused by Bank or its subcontractors or agents (other than BMT).”
5.    Section 10.2 of the Agreement shall be deleted in its entirety and replaced with the following:
“10.2    Indemnification by BMT. BMT shall indemnify and defend Bank and its parent, subsidiaries and affiliates, and its and their respective officers, directors, employees, and permitted assigns, against any direct damages, losses or expenses, including regulatory claims and fines, arising from any legal action, claim, demand, or proceedings brought against any of them (including reasonable attorneys’ fees) as a result of: (a) the gross negligence, willful misconduct, or intentional tort on the part of BMT or its agents, officers, or employees; or (b) any alleged or actual material breach of this Agreement; (c) any Security Incident caused by BMT or its subcontractors or agents (other than Bank); (d) any determined or suspected fraudulent activity related to any Depositor Account or Card; or (e) any dispute with any Depositor related to Regulation E; provided, however, that BMT shall not be liable to Bank for any losses that arise from (x) any act of gross negligence, willful misconduct, or intentional tort on the part of Bank or its agents, officers, or employees; or (y) any material breach by Bank of this Agreement.”

Schedule 3.2. of the Agreement shall be deleted in its entirety and replaced with the following:

“Schedule 3.2
Fees
[Schedules to this exhibit have been omitted pursuant to Item 601(b)(2) of Registration S-K. The Registrant hereby agrees to furnish a copy of any omitted schedules to the SEC upon request.]

6.    Other than the foregoing changes to the Agreement, the remainder of the Agreement shall remain in full force and effect as originally executed by the Parties.
IN WITNESS WHEREOF, the Parties have entered into this Amendment as of the Effective Date.

	CUSTOMERS BANK		BMTX, INC.

By:	/s/ Carla Leibold	By:	/s/ Luvleen Sidhu
Name:	Carla Leibold	Name:	Luvleen Sidhu
Title:	Executive Vice President	Title:	Chief Executive Officer